Exhibit D-5





                              91 FERC   62,245
                          UNITED STATES OF AMERICA
                    FEDERAL ENERGY REGULATORY COMMISSION

     The Potomac Edison Company      Docket Nos. EC00-83-000 and
     Allegheny Energy Supply Company, L.L.C.
                      EC00-83-001
     PE Transferring Agent, L.L.C.,
     [To be named], L.L.C; and
     Green Valley Hydro, LLC

                      ORDER AUTHORIZING DISPOSITION OF
                         JURISDICTIONAL FACILITIES

                           (Issued June 30, 2000)

          On April 26, 2000, as supplemented on June 8, 2000, The Potomac Edison Company (Potomac), Allegheny Energy Supply Company, L.L.C. (AE Supply), PE Transferring Agent, L.L.C. (PE Transferring Agent), and [To be named], L.L.C. (PE Genco), and Green Valley Hydro, LLC (Green Valley) (collectively, Applicants) filed a joint application under section 203 of the Federal Power Act (FPA), requesting Commission authorization for Potomac to transfer certain jurisdictional assets to AE Supply in a three-step intra-corporate realignment. Specifically, Potomac proposes to transfer the shares of jurisdictional step-up transformers allocable to Potomac's Maryland and Virginia service areas, excluding Potomac's Virginia hydroelectric assets; all of the jurisdictional transmission assets allocable to Potomac's West Virginia area; 280 shares of equity securities in Allegheny Generating Company (AGC); certain wholesale power purchase and supply agreements, including those jurisdictional agreements Potomac enters into prior to consummating the proposed corporate reorganization; and the pollution control and solid waste bonds issued by Potomac which are associated with the transferred generating assets. In addition, Potomac request Commission authorization to transfer Potomac's Virginia hydroelectric assets to Green Valley.

          Potomac is a wholly-owned public utility subsidiary of Allegheny Energy, a registered public utility holding company under the Public Utility Holding Company Act of 1935. In addition to Potomac, Allegheny Energy has two other wholly-owned franchised public utility subsidiaries, West Penn Power Company (West Penn), which serves customers in portions of western and central Pennsylvania, and Monongahela Power Company (Mon Power), which serves customers in portions of West Virginia and Ohio.

                              1
     16 U.S.C.  824b (1994).



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          Docket No. EC00-83-000, et al.

          AE Supply is a power marketer authorized by the Commission
     to sell power at market-based rates.   AE Supply is a wholly-
     owned public utility subsidiary of Allegheny Energy. AE Supply has no franchised service territory. Rather, AE Supply owns and operates electric generation facilities and markets power in competitive wholesale and retail markets.

          PE Transferring Agent is a soon-to-be-formed wholly-owned limited liability company subsidiary of Potomac. PE Transferring Agent will be formed in either Maryland or Delaware.

          PE Genco is a yet-to-be-named-and-formed affiliate of Potomac that will be a wholly-owned subsidiary of PE Transferring Agent. PE Genco will be a Maryland or Delaware limited liability company.

          Green Valley is a special purpose corporation formed to own the Virginia hydroelectric facilities and become the licensee of the projects.

          Applicants state that the proposed transactions implement the terms of a settlement agreement between Potomac and the Maryland Public Service Commission (MD PSC) which provides for retail customer choice of generation suppliers in Potomac's Maryland service area beginning July 1, 2000; and West Virginia restructuring legislation which authorizes Potomac to implement a settlement agreement adopted by the West Virginia Public Service Commission (WVA PSC) providing for retail choice of Potomac's West Virginia service in 2001, subject to the passage of necessary tax legislation and final authorization by the legislature.

          According to the application, to facilitate the proposed transactions, Potomac proposes to from a new, wholly-owned subsidiary, PE Transferring Agent and transfer to PE Transferring Agent the jurisdictional assets described above. PE Transferring Agent will then form a new, wholly-owned subsidiary, PE Genco, transfer all of the jurisdictional assets it receives from Potomac to PE Genco, and the PE Transferring Agent will dissolve. Finally, PE Genco will merge into AE Supply and cease to exist as a separate corporate entity, with AE Supply being the surviving company. The end result of the corporate realignment will be to transfer Potomac's jurisdictional assets to AE Supply.

          In addition, Potomac plans to form Green Valley as a special purpose corporation to own the Virginia hydroelectric facilities and become the licensee of the projects. Potomac proposes to transfer the projects to Green Valley as a capital contribution


         See, Allegheny Energy Supply Company, 88 FERC 61,303 (1999).




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          Docket No. EC00-83-000, et al.

     in exchange for the equity shares of Green Valley. Potomac will then dividend the shares of Green Valley to Allegheny Energy, Inc. (Allegheny Energy), its holding company parent; and Green Valley will then become a subsidiary of AE Supply.

          According to the Application, the proposed transaction is consistent with the public interest and it will not have an adverse effect on competition, rates or regulations. With respect to competition, Applicants state that the proposed transaction will have no effect on competition because the proposed intra-corporate transfer of generating assets, power supply agreements, and securities in AGC from Potomac to its affiliate, AE Supply, will not result in a change in generation market concentration levels. In addition, Applicants state that the proposed transfer will actually promote competition through the corporate separation of Potomac's generation from its transmission and distribution functions.

          With regards to rates, Applicants state that the proposed transaction will have no effect on rates since Potomac's wholesale requirements customers in Maryland (the Towns of Thurmont and Williamsport and the City of Hagerstown) are served under power service agreements with fixed rates for service through June 30, 2003, and are not subject to change, absent the mutual agreement of the parties. Likewise, Applicants indicate that Potomac's wholesale requirements customers in Virginia and West Virginia (the Town of Front Royal and Old Dominion Electric Cooperative (ODEC)) are also served under fixed rate contracts. Front Royal's contract expires June 30, 2003, and ODEC's contract
     expires by its terms on January 1, 2002.   Once these contracts
     expire, Potomac's wholesale requirements customers will be free to purchase power in the competitive market and import their purchases under the Allegheny Power Open Access Transmission Tariff on file with the Commission. Similarly, Applicants note that effective July 1, 2000, all of Potomac's retail customers in Maryland will be free to choose alternative electric suppliers in the competitive market. Moreover, Applicants note that the rates for Potomac's Maryland retail customers taking standard offer service are capped through December 31, 2008, for residential customers, and through December 21, 2004, for non-residential customers. Applicants state that rates for retail customers in West Virginia are also frozen. Finally, Applicants state that although they do not anticipate that captive retail customers in Virginia will have the right to choose their power supplier in the competitive market until 2002, and Virginia does not presently have a rate freeze in place, Potomac's retail ratepayers in Virginia cannot be impacted by the proposed

            According the application, these agreements are on file with the Commission. Potomac states that it is not proposing to transfer these wholesale agreements to AE Supply.

          Docket No. EC00-83-000, et al.

     transfer. Applicants note that the Allegheny Energy operating companies are parties to a cost-based system power supply agreement (PSA) which permits them to rely on system resources to
     serve bundled retail and wholesale loads.   Therefore, Applicants
     indicate that until Potomac's Virginia customers obtain customer choice, they will be served under the PSA at rates that cannot vary without the prior authorization of the Commission. Further, Applicants note that even if the Commission did not review the PSA rates, Potomac cannot manipulate PSA rates flowed through to the retail ratepayers.

          With respect to regulation, Applicants state that the Commission will continue to exercise regulatory control over Potomac and AE Supply. In addition, Applicants state that both Potomac's and AE Supply's retail services will be subject to the jurisdiction of the MD PSC, the WVA PSC, and the Virginia State Corporation Commission.

          Notices of the application were published in the Federal Register with comments due on or before June 23, 2000. No comments were received.

          After consideration, it is concluded that the proposed transactions are consistent with the public interest and are authorized subject to the following conditions:

          (1) The proposed transaction is authorized upon the terms and conditions and for the purposes set forth in the application;

          (2) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost, or any other matter whatsoever now pending or which may come before the Commission;

          (3) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted;

          (4) The Commission retains authority under section 203(b) and 309 of the FPA, to issue supplemental orders as appropriate; and

               According to the application, to prepare for retail competition, the operating companies filed an amendment to the PSA, which was accepted by the Commission in Docket No. ER99-397-000, and which removes unregulated load (i.e., customers who are free to choose power suppliers) from the PSA effective on the dates when those customers obtain competitive choice.

          Docket No. EC00-83-000, et al.

          (5) Applicants shall promptly notify the Commission of the date on which the disposition of the jurisdictional facilities is consummated.

          Authority to act on this matter is delegated to the Director, Division of Corporate Applications, pursuant to 18 C.F.R. 375.307. This order constitutes final agency action. Requests for rehearing by the Commission may be filed within thirty (30) days of the date of issuance of this order, pursuant to 18 C.F.R. 385.713.



                              Michael C. McLaughlin, Director
                              Division of Corporate Applications